UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 22, 2008

Cross Country Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-33169	13-4066229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6551 Park of Commerce Blvd., N.W., Boca Raton, FL 33487

(Address of Principal Executive Office) (Zip Code)

(561) 998-2232

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement.

On July 22, 2008, Cross Country Healthcare, Inc. (the “Company”) entered into a purchase agreement (the “Agreement”) with StoneCo H,  Inc., a wholly owned subsidiary of the Company (“StoneCo”), and MDA Holdings ESOP Trust, MDA Holdings, Inc. (“Holdings”), Medical Doctor Associates, Inc. (“MDA”), Allied Health Group, Inc. (“Allied”), Credent Verification and Licensing Services, Inc. (“CVL”) and Jamestown Indemnity, Ltd. (“Jamestown”). Pursuant to the Agreement, StoneCo will acquire (i) substantially all of the assets, and assume certain liabilities, of Holdings, MDA, Allied, and CVL and (ii) all of the outstanding voting stock of Jamestown for $112.3 million in cash, subject to certain adjustments, plus additional earn-out payments based on 2008 and 2009 performance criteria. Pursuant to the Agreement, the Company has agreed to guarantee StoneCo’s payment and performance of its obligations. The acquisition is subject to certain approvals and closing conditions detailed in the Agreement (filed as Exhibit 10.1).

Item 8.01

Other Events.

Incorporated by reference is a press release issued by the Company on July 22, 2008, attached hereto as Exhibit 99.1. This information is being furnished under Item 8.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of such section.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 10.1

Purchase Agreement, dated as of July 22, 2008, by and among Cross Country Healthcare, Inc., StoneCo H, Inc., MDA Holdings, Inc.,  Medical Doctor Associates, Inc., Allied Health Group, Inc., Credent Verification and Licensing Services, Inc. and Jamestown Indemnity, Ltd., and MDA Employee Stock Ownership and 401(k) Plan – ESOP Component Trust

Exhibit 99.1	Press Release issued by the Company on July 22, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CROSS COUNTRY HEALTHCARE, INC.

By:	/s/ EMIL HENSEL
Name:	Emil Hensel
Title:	Chief Financial Officer

Dated: July 25, 2008

Links

Item 1.01   Entry Into a Material Definitive Agreement.

Item 8.01   Other Events.

Item 9.01   Financial Statements and Exhibits.